Exhibit 99.1

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck S. Slone
 Vice President, Investor
Relations and Public Affairs
(314) 994-2717

FOR IMMEDIATE RELEASE
October 28, 2004

Arch Coal Completes Public Stock Offering

     St. Louis – Arch Coal, Inc. (NYSE:ACI) today announced that it has completed a public offering of 7,187,500 shares of its common stock, including the full over-allotment option, at a price of $33.85 per share. Arch intends to use the net proceeds of the offering, totaling $230.6 million after the underwriters’ discount and expenses, to repay borrowings under its revolving credit facility incurred to finance its acquisition of Triton Coal Company and the first annual payment for the Little Thunder federal coal lease, as well as for general corporate purposes, including the development of the Mountain Laurel longwall mine in Central Appalachia.

     “Arch Coal is in the midst of a period of dramatic growth and change,” said Steven F. Leer, Arch Coal’s president and chief executive officer. “During the past four months, we have completed acquisitions and reserve additions that have boosted our production by nearly 40% on a pro forma basis, increased our strategic low-sulfur reserve position by more than 30%, and laid a strong foundation for future expansion. We believe the completion of today’s common stock offering, coupled with the recent sale of $250 million in senior notes by our Arch Western subsidiary, will provide us with the solid financial foundation we need to continue to grow and prosper in today’s dynamic energy markets.”

     With the completion of the two offerings, Arch’s debt-to-total capitalization ratio stands at 48% on a pro forma basis.

     The company reiterated its earnings guidance for the fourth quarter but adjusted its per-share range to reflect the issuance of the additional shares. Based on the new share count, Arch expects to report earnings of between $0.17 and $0.32 per share for the fourth quarter, excluding charges related to the termination of hedge accounting for interest rate swaps.

     St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7% of the electricity generated in the United States.

     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company’s expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company’s working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company’s reports filed with the Securities and Exchange Commission.